EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
July 17, 2014	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports Increases in June 30, 2014 Linked Quarterly

Net Income, Loans and Assets Outstanding

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter and six months ended June 30, 2014.

For the 2014 second quarter, net income increased 16.7% to $1.29 million, or $0.13 per diluted common share, from net income of $1.10 million, or $0.11 per diluted common share for the linked 2014 first quarter. The improvement in net income on a linked quarter basis reflects increases in net interest income and non-interest income, a decline in non-interest expense and is partially offset by a higher loan loss provision. Pre-tax, pre-provision operating earnings, which exclude net gains on the sale of securities and other real estate owned (OREO), were $2.24 million for the current quarter compared with $1.72 million for the quarter ended March 31, 2014, reflecting a $527,000 or 30.69% increase.

Net income and earnings per diluted common share for the current quarter declined by $479,000 and $0.05, respectively, when compared with $1.76 million or $0.18 per diluted common share for the quarter ended June 30, 2013. However, on a pre-tax, pre-provision operating basis, current quarter results were $82,000 higher than the $2.16 million from a year ago as the prior year results included over $567,000 in non-recurring income items.

Net income for the first six months of 2014 was $2.39 million, or $0.25 per diluted common share, compared to net income of $3.33 million, or $0.34 per diluted common share earned in the first six months of 2013. Earnings for the current six month period were negatively impacted by a decline in net interest income and non-interest revenue, an increase in the loan loss provisions and partially offset by a decrease in non-interest expenses. Pre-tax, pre-provision operating earnings for the current six-month period declined by $1.00 million to $3.96 million from $4.96 million a year ago attributed entirely to a $1.03 million decline in mortgage-related revenue.

Bruce Elder, President and CEO, commented, “Our core earnings, which exclude certain non-recurring revenue items, continues to improve despite the slowdown in mortgage origination activity. We have shown modest, yet quality, net growth in our loan and lease portfolio for four consecutive quarters. Mortgage origination activity during the first half of 2014 is down significantly from the prior year period as the volume of refinances has declined and not been replaced to an equal extent by new purchases. We continue to focus on enhancing net interest income through earning asset growth, increasing non-mortgage related sources of non-interest income and efficiently managing operating expenses to improve bottom-line results.

Mr. Elder commented further, “During the quarter ended June 30, 2014, we paid our second consecutive quarterly cash dividend of $0.025 per share. Our dividend payments for the six months ended June 30, 2014 represent a 20% payout ratio of diluted earnings per share. The payment of these quarterly dividends reflects the Company’s strong capital position, improved financial performance and our confidence in the future.”

Net Interest Income

Net interest income for the 2014 second quarter increased to $6.57 million from $6.43 million for the linked 2014 first quarter, but was below the $6.72 million posted for the 2013 second quarter. Net interest income for the first six months of 2014 declined to $13.00 million, from $13.85 million for the comparative 2013 six month period. The tax equivalent net interest margin declined 8 basis points to 4.16% for the 2014 second quarter, from 4.24% for the linked 2014 first quarter, and fell 18 basis points when compared to the 4.34% for the 2013 second quarter. The tax equivalent net interest margin for the first six months of 2014 declined by 16 basis points to 4.20%, from 4.36% for the comparative 2013 six month period.

The increase in net interest income from the linked 2014 first quarter is due primarily to an increase in the volume of earning assets, which was partially offset by an increase in the volume of interest-bearing liabilities and a reduction in the yield on earning assets. The decline in net interest income from the comparative prior year period is due primarily to lower yields on earning assets and partially offset by increased earning asset volume. The decline in net interest income for the comparative six month periods is due primarily to lower yields on earning assets. We anticipate our margin may experience contraction pressure as we grow our earning asset base in this historically low interest rate environment and as we take steps to protect our balance sheet from exposure to rising interest rates.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets were $17.4 million, or 2.4% of total assets at June 30, 2014, compared to $15.4 million or 2.3% of total assets at December 31, 2013, and $17.2 million or 2.5% of total assets at June 30, 2013. Total loans in non-accrual status were $7.8 million at June 30, 2014, compared to $5.6 million at December 31, 2013 and $7.4 million at June 30, 2013. The second quarter of 2014 increase in non-accrual loans included a relationship of $1.7 million for which an agreement has been negotiated and is anticipated to be resolved during the third quarter. Our level of OREO declined to $8.7 million at June 30, 2014, from $9.4 million at December 31, 2013 and $9.1 million at June 30, 2013. The Bank continues to place improving asset quality metrics as a key component of its short-term and long-term performance objectives.

The allowance for loan and lease losses (ALLL) was $7.9 million at June 30, 2014, representing 1.69% of loans and leases held for investment, compared to $7.6 million at December 31, 2013, also 1.69% of loans and leases held for investment, and $8.6 million at June 30, 2013, or 1.98% of loans and leases held for investment. The Bank recorded $450,000 of provision for credit losses in the 2014 second quarter, $250,000 in the first quarter of 2014, and none in the comparative 2013 second quarter. During the first six months of 2014, the Bank recorded $700,000 of provision for credit losses, compared to $400,000 in the first six months of 2013. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income is $2.17 million for the 2014 second quarter compared with $1.92 million for the linked 2014 first quarter and $2.92 million for the 2013 second quarter.

Deposit fees and service charges increased to $1.14 million for the 2014 second quarter representing 52.5% of total non-interest income, from $927,000 earned in the linked 2014 first quarter and $1.08 million in the comparative 2013 second quarter, representing 48.3% and 36.9% of total non-interest income, respectively. We anticipate additional service charge revenue from deposits going forward as we focus on growing our deposit base through new product offerings and customer acquisition.

Total non-interest income generated from the sale and servicing of mortgage loans and loan fees is $612,000 for the 2014 second quarter representing 28.2% of total non-interest income, compared with $512,000 earned in the linked 2014 first quarter and $988,000 for the 2013 second quarter, representing 26.7% and 33.8% of total non-interest income, respectively. Net gains recognized from the sale of mortgage loans is $313,000 for the 2014 second quarter compared with $235,000 for the linked 2014 first quarter and $652,000 for the 2013 second quarter. Mortgage originations increased in the second quarter of 2014 from levels experienced during the first quarter, but remain below levels from a year ago. Revenue generated from the servicing of mortgage loans increased to $250,000 for the 2014 second quarter, from $226,000 earned in the linked 2014 first quarter and $238,000 for the comparative 2013 second quarter.

Net gains recognized from the sale of OREO is $34,000 for the 2014 second quarter, compared to $39,000 for the linked 2014 first quarter and $287,000 for the comparative 2013 second quarter, as the Bank continues in its efforts of disposing of these nonperforming assets.

There were no investment security sales during the 2014 second quarter. Net gains from the sale of investment securities were $14,000 for the linked 2014 first quarter and $281,000 for the comparative 2013 second quarter.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $132,000 for both the 2014 second quarter and the linked 2014 first quarter, respectively, compared to $50,000 for the 2013 second quarter.

Total core non-interest income, excluding net gains from the sale of OREO and investment securities, increased to $2.14 million for the 2014 second quarter, from to $1.87 million for the linked 2014 first quarter, and declined when compared to $2.35 million for the 2013 second quarter due primarily to lower gains on the sale of originated mortgage loans.

For the first six months of 2014, total non-interest income was $4.09 million, compared to $5.40 million for the first six months 2013. Fees and service charges on deposits remained consistent at $2.07 million for the first six months of 2014, compared to $2.10 million for the 2013 six month period. The Bank and the mortgage industry overall, has experienced a slowdown in mortgage activity due to the current economic conditions and increases in mortgage rates from their recent historic low levels. As a result, revenue generated from the sale and servicing of mortgage loans and loan fees declined by $1.03 million to $1.12 million for the first six months of 2014, from $2.15 million for 2013 six month period. Net gains recognized from the sale of OREO and investment securities declined to $73,000 and $14,000, respectively, for the first six months of 2014, from $335,000 and $281,000, respectively, for the first six months of 2013, reflecting a reduced volume of sales activity in the respective periods. BOLI earnings increased to $265,000 for the first six months of 2014, compared to $85,000 for the first six months of 2013.

Non-Interest Expense

Total non-interest expense declined to $6.46 million for the 2014 second quarter, from $6.58 million for the linked 2014 first quarter and $6.91 million for the comparative 2013 second quarter. For the first six months of 2014, total non-interest expense declined to $13.04 million, from $13.67 million reported in the first six months of 2013.

Compensation and benefit expenses, the largest component of non-interest expenses, remains relatively consistent at $3.82 million for the 2014 second quarter, compared to $3.80 million for the linked 2014 first quarter and $3.86 million for the 2013 second quarter. For the first six months of 2014, compensation expense declined marginally to $7.63 million, from $7.69 million reported in the first six months of 2013. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

FDIC insurance premiums declined to $139,000 for the 2014 second quarter, from $145,000 for the linked 2014 first quarter and from $236,000 for the comparative 2013 second quarter. For the first six months of 2014, FDIC insurance declined to $284,000, from $472,000 reported in the first six months of 2013. The decline in FDIC insurance premiums reflects a reduction in the deposit insurance assessment calculation base.

Data processing costs declined to $568,000 for the 2014 second quarter, from to $586,000 for the linked 2014 first quarter and $590,000 for the 2013 second quarter. For the first six months of 2014, data processing costs declined to $1.15 million, from $1.20 million reported in the first six months of 2013. Data processing costs fluctuate in conjunction with changes in the number of customer accounts and transaction activity volumes.

Expenses attributable to ongoing maintenance, property taxes and insurance, and valuation adjustments for OREO properties declined to $107,000 for the 2014 second quarter, from $121,000 for the linked 2014 first quarter and from $545,000 for the comparative 2013 second quarter. For the first six months of 2014, OREO expenses declined significantly to $228,000, from $717,000 for the first six months of 2013.

Premises and equipment, advertising, amortization of intangibles and other expense, in aggregate, were also relatively consistent during the respective three and six month reporting periods.

Balance Sheet

Total assets increased to $711.6 million at June 30, 2014, from $674.7 million at December 31, 2013. The increase is the result of growth in earning assets, primarily through growth in loans and leases held for investment and securities available for sale.

Loans and leases held for investment grew by $19.0 million during the six months ended June 30, 2014. As a result of this increase, total loans and leases held for investment increased to $470.0 million at June 30, 2014, from $451.0 million at December 31, 2013.

The investment securities portfolio increased to $172.5 million at June 30, 2014, from $150.8 million at December 31, 2013. During this current period, the Bank implemented a leverage strategy for the investment portfolio. This strategy adds bonds of similar quality, structure and duration to our portfolio that will enhance income generation.

During the six months ended June 30, 2014, the Bank had a $3.8 million net increase in its investment in BOLI, to $14.9 million at June 30, 2014, from $11.1 million at December 31, 2013. The investment returns from the BOLI will offset a portion of the cost of providing benefit plans to our employees.

Total deposits increased to $592.5 million at June 30, 2014, from $585.7 million at December 31, 2013. Total non-maturity deposits increased by $25.4 million to $362.9 million at June 30, 2014, from $337.5 million at December 31, 2013, and were partially offset by an $18.6 million decline in certificates of deposits. Certificates of deposit declined to $229.6 million or 38.8% of total deposits at June 30, 2014, from $248.2 million, or 42.4% of total deposits at December 31, 2013.

FHLB advances increased to $25.5 million at June 30, 2014, compared to none at December 31, 2013, reflecting $10.5 million of short-term advances, and $15.0 million of long-term fixed rate funding acquired in connection with a strategy targeted at hedging the potential impact of rising interest rates on future earnings. The Bank uses FHLB borrowings as a supplemental funding source for earning asset growth, for providing an effective means of managing its overall cost of funds, and to manage its exposure to interest rate risk.

Stockholders' equity increased to $79.2 million at June 30, 2014, from $74.9 million at December 31, 2013. This increase reflects the $2.4 million of net income earned for the six months ended June 30, 2014 and a $2.8 million increase in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, net of $483,000 dividend payments, and $457,000 used to acquire 55,876 shares of the Company’s common stock pursuant to a previously announced repurchase plan.

The tangible equity to assets ratio was 10.53% at June 30, 2014, compared to 10.47% at December 31, 2013. There were 9,598,007 common shares outstanding at June 30, 2014, compared to 9,653,883 shares outstanding at December 31, 2013, reflecting the net effect of shares purchased through the stock repurchase program. The tangible book value per common share increased to $7.81 at June 30, 2014, from $7.32 at December 31, 2013.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA is 0.73% for the 2014 second quarter, compared with 0.66% for the linked 2014 first quarter and 1.03% for the 2013 second quarter. ROE is 6.61% for the 2014 second quarter compared with 5.89% for the linked 2014 first quarter and 9.22% for the 2013 second quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) improved to 72.77% for the 2014 second quarter, from 77.68% for the linked 2014 first quarter, but was higher than the 71.69% for the 2013 second quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout eastern and central North Carolina.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Certain amounts in the unaudited Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2013 have been reclassified to conform with the presentation as of and for the Three and Six Months Ended June 30, 2014. The reclassifications had no effect on previously reported net income.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. First South Bancorp, Inc.’s management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the attached disclosures for a reconciliation of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30,	December 31,
	2014	2013
	(unaudited)	(*)
Assets

Cash and due from banks	$12,375,471	$11,816,071
Interest-bearing deposits with banks	5,282,836	12,419,244
Investment securities available for sale, at fair value	171,961,212	150,300,079
Investment securities held to maturity	506,740	506,176
Loans held for sale:
Mortgage loans	4,714,812	2,992,017
Total loans held for sale	4,714,812	2,992,017

Loans and leases held for investment	470,001,128	450,960,277
Allowance for loan and lease losses	(7,925,751)	(7,609,467)
Net loans and leases held for investment	462,075,377	443,350,810

Premises and equipment, net	11,671,087	11,759,521
Other real estate owned	8,729,188	9,353,835
Federal Home Loan Bank stock, at cost	1,754,000	848,800
Accrued interest receivable	2,418,075	2,334,944
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,179,897	1,219,623
Identifiable intangible assets	-	7,860
Income tax receivable	2,628,640	2,901,062
Bank-owned life insurance	14,858,921	11,094,182
Prepaid expenses and other assets	7,172,629	9,599,143

Total assets	$711,547,461	$674,721,943

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$97,733,716	$96,445,049
Interest bearing demand	179,453,432	171,548,658
Savings	85,703,122	69,542,654
Large denomination certificates of deposit	104,313,575	123,492,907
Other time	125,256,744	124,674,588
Total deposits	592,460,589	585,703,856

Borrowed money	25,500,000	-
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	4,127,134	3,849,944
Total liabilities	632,397,723	599,863,800

Common stock, $.01 par value, 25,000,000 shares authorized; 9,598,007 and 9,653,883 shares outstanding, respectively	95,980	96,539
Additional paid-in capital	35,838,115	35,809,397
Retained earnings	40,297,998	38,849,326
Accumulated other comprehensive income	2,917,645	102,881
Total stockholders' equity	79,149,738	74,858,143

Total liabilities and stockholders' equity	$711,547,461	$674,721,943

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2014 and 2013

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2014	2013	2014	2013

Interest income:
Interest and fees on loans	$5,969,398	$6,107,467	$11,898,632	$12,660,156
Interest on investments and deposits	1,248,271	1,327,449	2,394,082	2,669,046
Total interest income	7,217,669	7,434,916	14,292,714	15,329,202

Interest expense:
Interest on deposits	526,343	625,772	1,086,052	1,296,497
Interest on borrowings	44,428	882	45,112	7,058
Interest on junior subordinated notes	81,359	89,125	161,280	176,340
Total interest expense	652,130	715,779	1,292,444	1,479,895

Net interest income	6,565,539	6,719,137	13,000,270	13,849,307
Provision for credit losses	450,000	-	700,000	400,000
Net interest income after provision for credit losses	6,115,539	6,719,137	12,300,270	13,449,307

Non-interest income:
Deposit fees and service charges	1,139,262	1,076,753	2,066,209	2,095,447
Loan fees and charges	41,425	39,109	78,557	79,618
Mortgage loan servicing fees	250,107	238,038	476,428	633,738
Gain on sale and other fees on mortgage loans	362,016	749,605	648,069	1,519,217
Gain on sale of other real estate, net	33,999	286,593	73,419	334,834
Gain on sale of investment securities	-	280,511	13,509	280,511
Other income	343,775	249,150	732,327	452,175
Total non-interest income	2,170,584	2,919,759	4,088,518	5,395,540

Non-interest expense:
Compensation and fringe benefits	3,823,779	3,857,822	7,627,777	7,691,296
Federal deposit insurance premiums	139,022	236,350	283,620	472,300
Premises and equipment	831,016	749,000	1,657,161	1,485,397
Advertising	105,579	39,116	169,012	82,062
Data processing	568,215	589,620	1,153,808	1,196,037
Amortization of intangible assets	-14,592	120,254	108,212	238,319
Other real estate owned expense	107,183	544,889	228,488	717,184
Other	898,027	772,850	1,812,950	1,784,178
Total non-interest expense	6,458,229	6,909,901	13,041,028	13,666,773

Income before income tax expense	1,827,894	2,728,995	3,347,760	5,178,074
Income tax expense	542,062	964,339	959,925	1,847,008

NET INCOME	$1,285,832	$1,764,656	$2,387,835	$3,331,066

Per share data:
Basic earnings per share	$0.13	$0.18	$0.25	$0.34
Diluted earnings per share	$0.13	$0.18	$0.25	$0.34
Dividends per share	$0.025	$0.00	$0.050	$0.00
Average basic shares outstanding	9,629,040	9,751,271	9,640,736	9,751,271
Average diluted shares outstanding	9,648,158	9,757,338	9,659,572	9,755,758

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	6/30/2014	6/30/2013
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$711,547	$700,764	$674,722	$682,015	$680,082	$711,547	$680,082

Loans held for sale:	$4,715	$5,649	$2,992	$9,183	$13,746	$4,715	$13,746

Loans held for investment:
Mortgage	$69,454	$66,630	$69,006	$68,125	$76,751	$69,454	$76,751
Commercial	322,775	317,711	305,160	296,218	283,936	322,775	283,936
Consumer	66,122	67,621	68,615	68,537	66,637	66,122	66,637
Leases	11,650	10,123	8,179	7,467	6,722	11,650	6,722
Total loans held for investment	470,001	462,085	450,960	440,347	434,046	470,001	434,046
Allowance for loan and lease losses	(7,926)	(7,804)	(7,609)	(7,707)	(8,604)	(7,926)	(8,604)
Net loans held for investment	$462,075	$454,281	$443,351	$432,640	$425,442	$462,075	$425,442

Cash & interest bearing deposits	$17,658	$22,703	$24,235	$37,617	$23,148	$17,658	$23,148
Investment securities	172,468	166,072	150,806	149,337	162,336	172,468	162,336
Premises and equipment	11,671	11,561	11,760	11,759	11,879	11,671	11,879
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,180	1,119	1,220	1,268	1,271	1,180	1,271

Deposits:
Non-interest checking	$97,734	$98,419	$96,445	$99,350	$92,540	$97,734	$92,540
Interest checking	133,512	129,798	128,161	129,675	133,470	133,512	133,470
Money market	45,941	45,771	43,388	43,457	44,496	45,941	44,496
Savings	85,703	79,018	69,543	60,576	49,173	85,703	49,173
Certificates	229,571	239,394	248,167	258,573	270,149	229,571	270,149
Total deposits	$592,461	$592,400	$585,704	$591,631	$589,828	$592,461	$589,828

Borrowings	$25,500	$17,000	$0	$0	$0	$25,500	$0
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	79,150	77,166	74,858	75,028	73,888	79,150	73,888

Consolidated earnings summary:
Interest income	$7,218	$7,075	$7,123	$7,220	$7,435	$14,293	$15,329
Interest expense	652	640	672	694	716	1,292	1,480
Net interest income	6,566	6,435	6,451	6,526	6,719	13,001	13,849
Provision for credit losses	450	250	685	0	0	700	400
Noninterest income	2,170	1,918	2,306	2,706	2,920	4,088	5,396
Noninterest expense	6,458	6,583	6,442	6,928	6,910	13,041	13,667
Income before taxes	1,828	1,520	1,630	2,304	2,729	3,348	5,178
Income tax expense	542	418	486	767	964	960	1,847
Net income	$1,286	$1,102	$1,144	$1,537	$1,765	$2,388	$3,331

Adjusted pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes	$1,828	$1,520	$1,630	$2,304	$2,729	$3,348	$5,178
Provision for credit losses	450	250	685	0	0	700	400
Pre-tax pre-provision net income	2,278	1,770	2,315	2,304	2,729	4,048	5,578
Securities gains	0	14	0	268	281	14	281
OREO gains (net)	34	39	206	68	287	73	335
Adjusted pre-tax pre-provision operating earnings (non-GAAP)	$2,244	$1,717	$2,109	$1,968	$2,161	$3,961	$4,962

Per Share Data:
Basic earnings per share	$0.13	$0.11	$0.12	$0.16	$0.18	$0.25	$0.34
Diluted earnings per share	$0.13	$0.11	$0.12	$0.16	$0.18	$0.25	$0.34
Dividends per share	$0.025	$0.025	$0.000	$0.000	$0.000	$0.050	$0.000
Book value per share	$8.25	$7.99	$7.75	$7.69	$7.58	$8.25	$7.58
Tangible book value per share	$7.81	$7.56	$7.32	$7.26	$7.14	$7.81	$7.14

Average basic shares	9,629,040	9,652,804	9,727,175	9,751,271	9,751,271	9,640,736	9,751,271
Average diluted shares	9,648,158	9,671,557	9,737,495	9,757,881	9,757,338	9,659,572	9,755,758

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	6/30/2014	6/30/2013
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.56%	4.66%	4.63%	4.69%	4.80%	4.61%	4.82%
Cost of interest bearing liabilities	0.49%	0.52%	0.53%	0.54%	0.56%	0.50%	0.57%
Net interest spread	4.07%	4.14%	4.10%	4.15%	4.24%	4.11%	4.25%
Net interest margin	4.16%	4.24%	4.20%	4.25%	4.34%	4.20%	4.36%
Avg earning assets to total avg assets	91.31%	91.76%	91.84%	91.66%	92.40%	91.53%	92.29%

Return on average assets (annualized)	0.73%	0.66%	0.67%	0.90%	1.03%	0.70%	0.97%
Return on average equity (annualized)	6.61%	5.89%	5.96%	8.18%	9.22%	6.27%	8.62%
Efficiency ratio	72.77%	77.68%	73.56%	75.05%	71.69%	75.17%	71.01%

Average assets	$705,393	$679,608	$681,690	$680,741	$688,897	$692,500	$695,353
Average earning assets	$644,074	$623,617	$626,050	$623,953	$636,511	$633,845	$641,757
Average equity	$78,724	$76,682	$76,231	$74,569	$76,754	$77,703	$77,959

Equity/Assets	11.12%	11.01%	11.09%	11.00%	10.86%	11.12%	10.86%
Tangible Equity/Assets	10.53%	10.41%	10.47%	10.38%	10.24%	10.53%	10.24%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$312	$463	$683	$1,459	$1,429	$312	$1,429
Non-Earning	2,853	1,248	1,331	2,649	4,130	2,853	4,130
Total Non-TDR nonaccrual loans	$3,165	$1,711	$2,014	$4,108	$5,559	$3,165	$5,559
TDR nonaccrual loans
Past Due TDRs	$3,303	$2,188	$1,821	$1,336	$990	$3,303	$990
Current TDRs	1,326	1,583	1,739	1,677	818	1,326	818
Total TDR nonaccrual loans	$4,629	$3,771	$3,560	$3,013	$1,808	$4,629	$1,808
Total nonaccrual loans	$7,794	$5,482	$5,574	$7,121	$7,367	$7,794	$7,367
Loans >90 days past due, still accruing	896	61	420	544	762	896	762
Other real estate owned	8,729	9,013	9,354	8,996	9,069	8,729	9,069
Total nonperforming assets	$17,419	$14,556	$15,348	$16,661	$17,198	$17,419	$17,198

Allowance for loan and lease losses to loans held for investment	1.69%	1.69%	1.69%	1.75%	1.98%	1.69%	1.98%

Net charge-offs (recoveries)	$328	$56	$782	$898	$(37)	$384	$(344)
Net charge-offs (recoveries) to total loans	0.07%	0.01%	0.17%	0.20%	(0.01)%	0.08%	(0.08)%
Total nonaccrual loans to total loans	1.64%	1.17%	1.23%	1.58%	1.65%	1.64%	1.65%
Total nonperforming assets to total assets	2.45%	2.08%	2.27%	2.44%	2.53%	2.45%	2.53%
Total loans to total deposits	80.13%	78.96%	77.51%	75.98%	75.92%	80.13%	75.92%
Total loans to total assets	66.72%	66.75%	67.28%	65.91%	65.84%	66.72%	65.84%
Loans serviced for others	$315,732	$318,670	$325,441	$325,833	$319,124	$315,732	$319,124

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